Exhibit 21
List of Subsidiaries of Olympic Steel, Inc.

Name of Subsidiary	State of Organization	% Ownership
Olympic Steel Lafayette, Inc.	Ohio	100%

Olympic Steel Minneapolis, Inc.	Minnesota	100%

Olympic Steel Receivables, Inc.	Delaware	100%

Olympic Steel Receivables LLC	Delaware	100% (a)

Olympic Steel Trading, Inc.	Ohio	100%

Oly Steel Welding, Inc.	Michigan	100%

Olympic Steel Iowa, Inc.	Iowa	100% (b)

OLP LLC	Michigan	50% (c)

G.S.P., LLC	Michigan	100% (d)

Oly Steel NC, Inc.	Delaware	100%

Tinsley Group — PS&W, Inc.	North Carolina	100% (e)

(a)	Owned 100% by Olympic Steel, Inc. and Olympic Steel Receivables, Inc.

(b)	Owned 100% by Olympic Steel Minneapolis, Inc.

(c)	Owned 50% by Oly Steel Welding, Inc.

(d)	Owned 100% by Oly Steel Welding, Inc.

(e)	Owned 100% by Oly Steel NC, Inc.

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